Exhibit 10.29
SYNAPTICS INCORPORATED (the “Company”)
SEVERANCE POLICY FOR PRINCIPAL EXECUTIVE OFFICERS
Dated October 4, 2011
1. Purpose. The purpose of this Severance Policy is to provide a fair framework in the event of the termination of employment of one or more key executive officers (each an “Executive”) of the Company.
2. Covered Principal Executive Officers. This Severance Policy shall be applicable to each executive officer to the extent such Executive has been designated and notified in writing by the Company upon nomination by the Chief Executive Officer (the “CEO”) and approval of the Board of Directors or the Compensation Committee of the Board of Directors (a “Covered Executive”).
3. Definitions.
(a) Change of Control. For the purpose of this Severance Policy, a “Change of Control” shall mean any of the following:
(i) Change of Control. A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes;
(ii) Turnover of Board of Directors. The following individuals no longer constitute a majority of the members of the Board of Directors: (A) the individuals who, as of the date of this Severance Policy constitute the Board of Directors (the “Current Directors”); (B) the individuals who thereafter are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (C) the individuals who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);
(iii) Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities;
(iv) Merger or Consolidation. The stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(v) Liquidation or Sale of Assets. The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or
(vi) Stockholdings. Any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that act), directly or indirectly of more than 20% of the total voting power represented by the Company’s then outstanding voting securities.
(b) Effective Date. The “Effective Date” shall be the closing date of the transaction on which a Change of Control occurs.
(c) Good Cause. “Good Cause,” as it applies to the determination of the Company to terminate the employment of a Covered Executive, shall mean any one or more of the following: (i) Executive’s willful, material, and irreparable breach of his or her duties to the Company; (ii) Executive’s gross negligence in the performance or intentional nonperformance (continuing for 30 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (v) a confirmed positive illegal drug test result.
(d) Good Reason. “Good Reason,” as it applies to the determination by a Covered Executive to terminate his or her employment shall mean the occurrence of any of the following events without Executive’s prior written approval: (i) Executive is demoted by means of a material reduction in authority, responsibilities, or duties or Executive is required to render his or her primary employment services from a Company location that is more than 50 miles from a Company location from which Executive provides employment services to the Company at the time Executive becomes a Covered Executive other than as has been previously contemplated by the Company and Executive; (ii) Executive’s annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year; or (iii) a change is made in Executive’s bonus (including a reduction in any Targeted Bonus) to a level that is less than 90% of the Targeted Bonus for Executive during the prior fiscal year.
(e) Employment Termination. “Employment Termination” shall mean a Covered Executive no longer being an employee of the Company as a result of a termination with Good Reason or without Good Cause.

4. Result of Termination by the Company without Good Cause or by Executive with Good Reason. The following provisions shall apply should the Company terminate a Covered Executive’s employment without Good Cause or should a Covered Executive terminate Executive’s employment with Good Reason:
(a) Salary and Bonus. The Company shall pay to Executive for one year following the Employment Termination in the case of the CEO and six months following the Employment Termination in the case of any other Covered Executive, a monthly amount equal to one-twelfth (1/12) of the sum of (i) 100% of Executive’s base salary in the case of the CEO and 50% of Executive’s base salary in the case of any other Covered Executive, and (ii) 100% of Executive’s Targeted Bonus in the case of the CEO and 50% of Executive’s Targeted Bonus in the case of any other Covered Executive, in each case, during which such termination occurs, for each month in the applicable continuation period.
(b) Welfare Benefit Plans. The Company will continue, for one year following the Employment Termination in the case of the CEO and for six months following Employment Termination in the case of each other Covered Executive, coverage for Executive and Executive’s dependent family members under the Company’s medical plan for the applicable continuation period described in this sentence by paying the COBRA premium for such coverage, but such coverage shall not extend beyond the period during which Executive and his dependents are eligible for COBRA.
(c) Stock Options and RSUs. All unvested options and RSUs held by Executive as of Employment Termination shall cease to vest on the date of Employment Termination. Vested options and RSUs will be exercisable for 90 days after the date of Employment Termination, but not beyond their original term.
(d) Accrued Benefits. Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites through the date of Employment Termination, except that Executive shall not continue to accrue vacation benefits or other executive perquisites after the date of Employment Termination.
5. Minimum Employment Term. This Severance Policy shall not be applicable to any executive officer until that executive officer has completed a minimum of one full year employment with the Company.

6. Release of Claims. The Company’s obligations under Section 4 are contingent upon a Covered Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Executive may have against the Company (whether known or unknown) as of the date of Employment Termination in such form as provided by the Company no later than 60 days after the date of Employment Termination. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of Employment Termination, then the following shall apply:
(a) To the extent any payments due to Executive under Section 4 are not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of Employment Termination.
(b) To the extent any payments due to Executive under Section 4 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the date of Employment Termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of Employment Termination.
7. Section 409A. Notwithstanding any provisions in this Severance Policy to the contrary, if at the time of the Employment Termination the Covered Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Employment Termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Employment Termination. Any monthly payment amounts deferred will be accumulated and paid to Executive (without interest) six months after the date of Employment Termination in a lump sum, and the balance of payments due to Executive will be paid as otherwise provided in this Severance Policy. Each monthly payment described in this Severance Policy is designated as a “separate payment” for purposes of Section 409A and, subject to the six month delay, if applicable, and Section 6 the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this Severance Policy, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Executive pursuant to any provisions of this Severance Policy or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This Severance Policy will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Executive.
8. Term. This Severance Policy shall terminate on the Effective Date of a Change of Control.